        Exhibit 10.2

January 30, 2017

SUBJECT: Letter of undertaking

Dear Mr. Vandini,
We are writing in our position of ultimate holding company of the Mohawk Group for the purposes of confirming our agreements on the new terms and conditions which, starting from February 1, 2017, will be applied to the existing relationship between you and Marazzi Group S.r.l. (the "Company") in your position of Chief Executive Officer (the "CEO") of the Company (the "Directorship"). Therefore, starting from February 1, 2017 the main terms and conditions of the Directorship shall be the following ones provided herein (the "Offer").
The Offer is subject to the signing, by no later than January 31, 2017, of the form of resignation from your present position of employee of the Company and the consequent termination of the employment relationship between you and the Company.
***
1.Effective date of the new conditions and term of the Directorship
The new conditions relating to the Directorship, as described hereunder, shall be effective as from February 1, 2017. It is understood that Mohawk Industries Inc., also pursuant to Art. 1381 of the civil code, shall procure that (i) you will be appointed director by the shareholders meeting of the Company and CEO by the Board of Directors for the term provided at the time of the appointment and renewed from time to time. so that you may remain in office without interruption; and (ii) the Company shall comply with the terms of this letter.
2.Your position
In your position as CEO of the Company, you will continue to perform the tasks which have been granted to you through specific delegations of powers.
3.Fixed Compensation
3.1Starting from February 1, 2017, the yearly fixed Directorship fee payable to you will be of Euro 486.700,00 (four hundred eighty-six thousand seven hundred /00) gross, increased by the company's cost savings deriving from the termination of the previous employment relationship (the "Fixed Compensation"). The Fixed Compensation will be payable in 12 equal monthly installments.

160 South Industrial Blvd., S.W. / P.O. Box 12089 ·Calhoun, Georgia 30703-7002 / (706) 629-7721 • (800) 241-4494

3.2Save as otherwise agreed between the parties, the Fixed Compensation includes and will incorporate any other compensation or fee relating to further obligations, offices, proxies, powers, connected to, or arising from, any future corporate position and/or from any future tasks which may be assigned to you by the Company, including those positions under Art. 2381 of the civil code.
4.Variable Compensation (Bonus)
4.1In addition to the Fixed Compensation under para. 3 above, the Company may pay, consistently with the procedure and the policy of the Group, a gross yearly variable compensation (the "Variable Compensation”) based on the achievement of specific individual and business goals which will be mutually defined between you and the Company and as will be communicated separately. Such Variable Compensation will be a gross amount, to be increased by the company's cost savings deriving from the termination of the previous employment relationship, subject to the achievement of goals agreed year by year and approved by the Chairman of the Board of Directors.

5..Long-Term Incentive Plan (LTIP)
5.1Consistently with your responsibilities in relation to the Directorship, you will be entitled to participate in a long-term multi-year incentive plan (the "Plan") which shall be adopted by the Company in compliance with applicable law and Group procedures and policies. Pursuant to the Plan, you are eligible to receive a bonus based on the achievement of specific objectives depending on personal and business results which will be defined by the Company and as will be communicated separately (the “LTIP”). The LTIP shall be paid subject to (i) the achievement of the objectives determined by the Company under the Plan in proportion to the objectives actually achieved and (ii) your actual incumbency in the Directorship at the time in which the LTIP under the Plan shall be payable.
5.2It is understood that also the LTIP under this para. 5 shall be paid gross, increased by the company’s cost savings deriving from the termination of the previous employment relationship.
6.Termination of the Directorship in case of bad leaver
In case you will cease from the Directorship due to your resignations for any reason other than those indicated under para. 7 below, or in case of your revocation from the Directorship for just cause (namely a cause which is materially significant that it does not allow the continuation of the relationship even on a temporary basis), you will receive exclusively the Fixed Compensation for the portion accrued - and not yet paid - as of the effective date of termination / revocation from the Directorship, in addition to accrued and unpaid travel expenses, with the exclusion of any other amount, benefits, fee, compensation and reimbursement, also as Variable Compensation.
7.Termination of the Directorship in case of good leaver
7.1In case of your revocation of the Directorship without a just cause, you will be entitled to receive (i) the Fixed Compensation calculated as of the effective date of the termination of the Directorship for the portion accrued as of such date and not yet paid by the Company; (ii) the Variable Compensation, if due, relating to the year of reference, for the portion accrued and not yet paid by the Company, and (iii) an additional amount equal to two years of total compensation.
7.2The provisions of para. 7.1 above will apply also in case of:
(a) death;
(b)    your resignations for just cause. For the purposes of this provision, the term resignations for just cause shall be referred to resignations caused by (i) significant breach by the Company of the obligations provided under applicable law and this letter, to the extent it is not remedied within 30 days from your written notice

160 South Industrial Blvd,, S.W. / P.O. Box 12089 ·Calhoun1 Georgia 30703-7002 / (706) 629-7721 • (800) 241-4494

and (ii) any other circumstance which is materially significant that it does not allow to continue the relationship even on a temporary basis;
(c)your withdrawal from the Directorship for serious physical impediment duly certified which is permanent or materially significant to prevent the performance of the Directorship for a period longer than 6 months.
7.3    All the payments due pursuant to this paragraph shall be subject to the execution of a general settlement agreement with a novation effect pursuant to Art. 2113 of the civil code to be signed according to the law. The execution of the settlement is an essential condition for the payment of the amounts provided hereunder. Such settlement agreement, also consistently with the provisions of para. 9 below, will relate to the termination of the Directorship, as well as to the other possible corporate positions assigned to you and to any other employment relationship existing or established between you and the Company, with mutual waiver to any right or action for any reason connected and/or arising from such relationship.
8.Benefits - Insurance Policies
8.1For the purposes of facilitating the performance of the Directorship, the Company will freely provide you with a mobile-phone, an iPad and a laptop. Such business tools shall be utilized consistently with the applicable polices and regulations of the Company.
8.2Furthermore, the Company will provide you with a car, as provided by the business policy at the terms and conditions illustrated under the Car Policy.
8.3The Company will enter into in your favor as beneficiary without any cost on your account
(i) an integrative health insurance policy and (ii) a life insurance policy.
9.Confidentiality undertakings
The parties undertake to keep strictly private and confidential the content of this Offer. Furthermore, the parties undertake not to use, utilize, disclose or communicate to third parties, with any form or means, any information, data or announcement relating to the terms and contents of this Offer, as well as the reasons, the causes and the assumptions
- also economic - which have led to its execution.
***
We would kindly ask you to send us a copy of this Offer duly executed for acceptance no later than January 27, 2017, in the contrary this Offer shall be deemed not accepted.

Kind regards
Mohawk Industries, Inc.

/s/ Philip A. Brown
Philip A. Brown
SVP Human Resources

I hereby acknowledge that I have read, understood and expressly and unconditionally accepted all the terms and conditions contained in this letter.

Date

Mauro Vandini

/s/ Mauro Vandini
160 South Industrial Blvd., S.W. I P.O. Box 12089 ·Calhoun, Georgia 30703-7002 / (706) 629-7721 • (800) 241-4494